Exhibit 15.3

CHINA COMMERCIAL LAW FIRM

Exchange: +86 755 8302 55555

Fax: +86 755 8302 5058 P.C/518048

https://www.huashanglawyer.com

Address: 21-26/F, Hong Kong China Travel Service Building, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

Date: August 15, 2025

Ming Shing Group Holdings Limited
Office Unit B8, 27/F
NCB Innovation Centre
No. 888 Lai Chi Kok Road
Kowloon, Hong Kong

Attn: the Board of Directors

Dear Sirs,

Re: Consent on Ming Shing Group Holdings Limited (the “Company”)

1.	We are qualified lawyers of the People’s Republic of China (the “PRC”,for the purpose of this consent, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan). We are acting as the PRC counsel to the Company in connection with the Company’s annual report on Form 20-F, including all amendments or supplements thereto (the “Annual Report”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder (the “Rules”), in connection to certain legal matters related to the law and regulations of PRC.

2.	We hereby consent to the use of this letter in, and the filing hereof as an exhibit to, the Annual Report, and to the reference to our name in such Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ China Commercial Law Firm
China Commercial Law Firm

/s/ Hongxuan XIAO
Ms. Hongxuan Xiao, Partner
On behalf of China Commercial Law Firm